EXHIBIT 99.1

Tootsie Roll Industries, Inc.
7401 South Cicero Avenue
Chicago, IL  60629
Phone 773/838-3400
Fax   773/838-3534

Press Release

STOCK TRADED:  NYSE			FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR			Tuesday, February 10, 2015



CHICAGO, ILLINOIS - February 10, 2015 - Ellen R. Gordon,
Chairman, Tootsie Roll Industries, Inc., reported fourth quarter and twelve months 2014 net sales and net earnings.

Fourth quarter 2014 net sales were $137,929,000 compared to $135,553,000 in fourth quarter 2013, an increase of $2,376,000 or 2%. Fourth quarter 2014 net earnings were $18,023,000 compared to $17,368,000 in fourth quarter 2013, and net earnings per share were $.30 and $.28 in fourth quarter 2014 and 2013, respectively, an increase of $.02 per share or 7%.

Twelve months 2014 net sales were $539,895,000 compared to $539,627,000 in twelve months 2013. Twelve months 2014 net earnings were $63,298,000 compared to $60,849,000 in twelve months 2013, and net earnings per share were $1.05 and $.99 in twelve months 2014 and 2013, respectively, an increase of $.06 per share or 6%.

Mrs. Gordon said, "Fourth quarter and twelve months 2014 net earnings benefited from higher sales and more favorable ingredient costs. Plant manufacturing efficiencies driven by capital investments and ongoing cost containment programs also contributed to these higher earnings. Although our overall comparative ingredient costs were more favorable in fourth quarter and twelve months 2014, certain key ingredient costs were higher this year. We are continuing to make progress on restoring our margins to their historical levels before the increases in commodity and other input costs in past years.

Fourth quarter and twelve months net earnings for the prior year
2013 comparative periods benefited from lower effective income tax rates and a capital gain on the sale of an investment security, both of which adversely affects the comparison of 2014 to 2013 results. The Company's fourth quarter and twelve months 2014 net earnings per share benefited from common stock purchases in the open market resulting in fewer shares outstanding."

















                     TOOTSIE ROLL INDUSTRIES, INC.
               CONSOLIDATED SUMMARY OF SALES & EARNINGS
                        FOR THE PERIODS ENDED
                       DECEMBER 31, 2014 & 2013

                                             FOURTH QUARTER ENDED
                                            2014              2013

Net Product Sales                      $ 137,929,000     $ 135,553,000

Net Earnings                           $  18,023,000     $  17,368,000

Net Earnings Per Share   *                 $ .30             $ .28

Average Shares Outstanding *              60,251,000        61,160,000


                                               TWELVE MONTHS ENDED
                                            2014              2013

Net Product Sales                      $ 539,895,000     $ 539,627,000

Net Earnings                           $  63,298,000      $ 60,849,000

Net Earnings Per Share   *                 $1.05             $ .99

Average Shares Outstanding *              60,562,000        61,399,000



  *Based on average shares outstanding adjusted for 3% stock dividends distributed April 4, 2014 and April 5, 2013.